U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2008

UCN, INC.

(Exact name of registrant as specified in its charter)

0-26917

(Commission File No.)

Delaware	87-0528557
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

7730 S. Union Park Ave., Suite 500, Midvale, Utah 84047

(Address of principal executive offices)

(801) 320-3300

(Registrant’s telephone number)

14870 Pony Express Road, Bluffdale, Utah 84065

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 8.1	Other Events

In January 2008, the Audit Committee of UCN, Inc., received an allegation regarding Kevin Childs, Executive Vice President of Global Alliances for UCN, alleging that he allocated to UCN’s inContact business segment a customer account that was not actually purchasing inContact services from UCN, but was only purchasing long distance service.

UCN has adopted segment reporting of operating results, which is disclosed in Management’s Discussion and Analysis of Financial Condition and Results of Operations and in the footnotes to UCN’s financial statements included in UCN’s reports filed with the Securities and Exchange Commission. The two segments reported are Telecom and inContact. The Telecom segment consists primarily of voice and data long distance services provided to customers not utilizing any inContact services. The inContact segment consists of inContact software services provided to customers and the related long distance voice and data services sold to those inContact customers. The alleged improper allocation of the customer account by Mr. Childs, which occurred in the fourth quarter of 2006, would mean the revenue and results of operations for the inContact segment reported by UCN would be overstated and the revenue and results of operations for the Telecom segment would be understated. The improper allocation between segments would mean that total corporate revenue was understated by nine hundred dollars ($900) for fiscal year 2006 and overstated by $900 for the first nine months of 2007, which represents a timing difference in accrual of a credit between accounting periods.

Upon receipt of the allegation, the Audit Committee engaged outside counsel to investigate the allegations. As a result of the investigation and the findings of the investigators, the Audit Committee determined that Mr. Childs acted recklessly in allocating the customer account to the inContact segment in that he knew or should have known that the allocation was improper under UCN’s segment reporting policies and the facts and circumstances of the customer account. The Audit Committee further determined such conduct was inconsistent with UCN’s Code of Ethics.

As a result of the foregoing, Mr. Childs was removed from his position as Executive Vice President of Global Alliances effective February 18, 2008.

As a result of the improper allocation of the customer account by UCN’s former officer, UCN is re-allocating from the inContact segment to the Telecom segment $1.3 million of revenue for the nine-month period ended September 30, 2007, together with $712,000 of costs of revenue and $397,000 of operating expenses related to that segment revenue. In addition, UCN is re-allocating from the inContact segment to the Telecom segment $513,000 of revenue for fiscal year 2006, together with $299,000 of costs of revenue and $107,000 of operating expenses related to that segment revenue.

The outside investigator also investigated whether any of UCN’s other executive officers knew, or had reason to know, of the improper allocation of the customer account in 2006 or during the first nine months of 2007. The outside investigator reported to the Audit Committee that, although the investigation is continuing, to date it has not found any documents or other information suggesting that any of the other executive officers of UCN knew of or participated in the actions that resulted in the improper allocation.

After confirming the improper allocation of the customer account described above, the outside investigator has expanded the scope of the investigation to determine whether other customer accounts were improperly allocated to the inContact segment. This investigation is on-going and there is no assurance that the outside investigator will not discover additional improper allocations of customer accounts between segments.

During 2007 UCN has pursued the development and implementation of controls, processes, and procedures as part of its internal compliance program intended to meet the requirements of the Sarbanes-Oxley Act of 2002 and regulations adopted thereunder. UCN’s compliance program was fully implemented in the fourth quarter of 2007. Management of UCN is in the process of examining its compliance program for the purpose of determining whether the program contains internal checks and controls that, had the compliance program been implemented in the fourth quarter of 2006, would have revealed and prevented the improper customer account allocation and whether more rigorous checks and controls may be appropriate or prudent.

In addition to the investigation of the outside investigator engaged by the Audit Committee, management of UCN has pursued its own in-depth investigation and evaluation of customer accounts allocated to the inContact segment. Through that evaluation, management discovered one account that, although an inContact customer, did not use and was not billed for inContact services for two months in 2007. Management has determined that it is appropriate to re-allocate the long distance charges billed to the customer for those two months to the Telecom segment.

Management also discovered one other customer account where the customer purchased and paid for inContact services for several months in 2007, but subsequently determined that it did not want the service and terminated the inContact contract. UCN credited back to the customer all of the inContact service payments to maintain good relations with the customer going forward with respect to long distance services. Management has determined to re-allocate the long distance charges for the period the customer was using inContact services to the Telecom segment.

As a result of the adjustments management is making with respect to the inContact customer who did not purchase inContact services for two months in 2007 and the customer who received a full credit for inContact services purchased in 2007, UCN is re-allocating from the inContact segment to the Telecom segment $348,000 of revenue for the nine-month period ended September 30, 2007, together with $187,000 of costs of revenue and $105,000 of operating expenses related to that segment revenue. As noted above, the investigation by the outside investigator engaged by the Audit Committee is on-going and there is no assurance that the outside investigator will not discover additional misallocations of customer accounts between segments that would result in adjustments in addition to those discussed above.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UCN, INC.

Date: February 18, 2008	By:	/s/ Paul Jarman
Paul Jarman, Chief Executive Officer

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